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                                   Exhibit 3.2
As filed with the Delaware Secretary of State on November 29, 1995.


                           CERTIFICATE OF DESIGNATIONS
                         OF SERIES 9% AA PREFERRED STOCK
                                       OF
                           FLORIDA GAMING CORPORATION


     Florida Gaming Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

     That pursuant to authority conferred upon by the Board of Directors by the Corporation's Certificate of Incorporation, as amended, and pursuant to the provisions of Section 151 of the General Corporation Law, said Board of Directors, acting by a meeting of the Directors held on November 28, 1995, hereby adopted the terms of the Series 9% AA Preferred Stock, which resolutions are set forth on the attached pages.


Date: November 29, 1995                 FLORIDA GAMING CORPORATION


                                   By   /s/  W. Bennett Collett
                                      --------------------------------------
                                      W. Bennett Collett
                                      Chairman and Chief Executive Officer

ATTEST:


    /s/ Timothy L. Hensley
---------------------------------
Timothy L. Hensley
Executive Vice President and Assistant Secretary

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                           FLORIDA GAMING CORPORATION
                               (the "Corporation")

                      RESOLUTION OF THE BOARD OF DIRECTORS

                   FIXING NUMBER AND DESIGNATING THE RIGHTS,
               PRIVILEGES, RESTRICTIONS AND CONDITIONS ATTACHING
                       TO THE SERIES 9% AA PREFERRED STOCK

WHEREAS:

A. The Corporation's share capital includes 500,000 shares of preferred stock, par value $.10 per share ("Preference Shares"), which may be issued in one or more series with the directors of the Corporation (the "Board") being authorized to establish by resolution the number of shares in each series and to designate the rights, privileges, restrictions and conditions attaching to the shares of each series; and

B. It is in the best interests of the Corporation for the Board to create a first series of Preference Shares;

NOW, THEREFORE, BE IT RESOLVED, THAT:

     The first series of the Preference Shares (the "Series 9% AA Shares") of the Corporation shall consist of 5,000 shares and no more and shall be designated as the Series 9% AA Preferred Stock. In addition to the preferences, rights, privileges, restrictions and conditions attaching to all the Preference Shares as a class, the rights, privileges, restrictions and conditions attached to the Series 9% AA Shares shall be as follows:

PART 1 - VOTING AND PREEMPTIVE RIGHTS

     1.1. Except as otherwise provided herein, in the Certificate of Incorporation (the "Articles"), in the By-laws of the Corporation (the "By-laws) or by the Business Corporation Law of the State of Delaware (the "BCL"), the holders of Series 9% AA Shares, by virtue of their ownership thereof, shall not have voting rights, except when voting rights are required by the BCL and the provisions hereof.

     1.2. The holders of Series 9% AA Shares shall not have any preemptive rights to acquire any other securities issued by the Corporation at any time in the future.

PART 2 - LIQUIDATION RIGHTS

     2.1 The Series 9% AA Shares shall rank equal to the Corporation's Class A Convertible Preferred Stock ("Class A Shares") with respect to priority of any distribution of assets upon the liquidation of the Corporation.

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     2.2. If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any time when any Series 9% AA Shares shall be outstanding, the holders of the then outstanding Series 9% AA Shares shall be entitled to receive, out of the assets of the Corporation available for distribution, $1,000.00 per Series 9% AA Share, together with an amount, equal to all unpaid dividends accrued thereon, if any, to the date of payment of such distribution, whether or not declared by the Board, before any distribution shall be made to holders of the Common Stock; PROVIDED, HOWEVER, that neither the merger or consolidation of the Corporation with any corporation or corporations, nor the sale nor transfer by the Corporation of all or any part of its property, nor any reduction of the authorized or issued capital of the Corporation of any class, whether now or hereafter authorized, shall be deemed to be a liquidation of the Corporation within the meaning of any of the provisions of this Part 2.

     2.3. Subject to the provisions of Part 5 hereof, all amounts to be paid as preferential distributions to the holders of Series 9% AA Shares as provided in this Part 2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any of the Corporation's property to the holders of Common Stock, whether now or hereafter authorized, in connection with such liquidation, dissolution or winding up.

PART 3 - DIVIDENDS

     3.1. Holders of record of Series 9% AA Shares, out of funds legally available therefor and to the extent permitted by law, shall be entitled to receive dividends on their Series 9% AA Shares, which dividends shall accrue at the rate per share of 9% per annum of consideration paid for each Series 9% AA Share ($90.00 per share per year for each full year) commencing on the date of the issuance thereof, payable, at the option of the Corporation, (i) in cash or
(ii) by the issuance of that number of whole shares of Common Stock computed by dividing the amount of the dividend by the market price applicable to such dividend.

     3.2. For the purposes of this Part 3, "market price" means the average of the daily closing prices of Common Stock for a period of five consecutive trading days ending within 30 days preceding the date on which any dividend becomes payable or of any notice of redemption, as the case may be. The closing price for each trading day shall be (i) for any period during which the Common Stock shall be listed for trading on a national securities exchange, the last reported sale price per share of Common Stock as reported by the primary stock exchange, or the Nasdaq Stock Market, if the Common Stock is quoted on the Nasdaq Stock Market or (ii) if last sales price information is not available, the average closing bid price of Common Stock as reported by the Nasdaq Stock Market, or if not so listed or reported, then as reported by National Quotation Bureau, Incorporated, or (iii) in the event neither clause (i) nor (ii) is applicable, the average closing bid prices furnished by any member of the National Association of Securities Dealers, Inc., selected from time to time by the Corporation for that purpose.

     3.3. Dividends on Series 9% AA Shares shall be cumulative. The Series 9% AA Shares shall rank equal to the Class A Shares with respect to priority of payment of dividends.

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No dividends or other distributions shall be paid or declared and set aside for payment on the Common Stock until full cumulative dividends on all outstanding Series 9% AA Shares shall have been paid or declared and set aside for payment.

     3.4. Dividends shall be payable in arrears, at the rate of $22.50 per share for each full calendar quarter on each February 28, May 31, August 31 and November 30 of each calendar year, to the holders of record of the Series 9% AA Shares as they appear in the securities register of the Corporation on such record dates not more than 60 nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board; provided, however, that the initial dividend for the Series 9% AA Shares shall accrue for the period commencing on the date of the issuance thereof to and including December 31, 1995.

     3.5. If, in any quarter, insufficient funds are available to pay such dividends as are then due and payable with respect to the Series 9% AA Shares and all other classes and series in the capital of the Corporation ranking in parity therewith (or such payment is otherwise prohibited by provisions of the BCL), such funds as are legally available to pay such dividends shall be paid or Common Stock will be issued as stock dividends to the holders of Series 9% AA Shares and to the holders of any class of Preferred Stock or any other series of Preference Shares then outstanding as provided in Part 5 hereof, in accordance with the rights of each such holder, and the balance of accrued but undeclared and/or unpaid dividends, if any, shall be declared and paid on the next succeeding dividend date to the extent that funds are then legally available for such purpose.


PART 4 - CONVERSION

     4.1. For the purposes of conversion, the Series 9% AA Shares shall be valued at $1,000.00 per share ("Value"), and, if converted, the Series 9% AA Shares shall be converted into Common Stock (the "Conversion Shares") at the price per share (the "Conversion Price") equal to the product of (i) the "Discount Factor" multiplied by (ii) the "Average Stock Price," subject to adjustment pursuant to the provisions of this Part 4. For purposes of this Part 4, (i) "Discount Factor" shall be determined according to the table below:

          Number of Days between Date of               Discount
          Issuance and Date of Conversion               Factor
          -------------------------------              --------

                    40-89                                .75
                    90-179                               .74
                    180-359                              .73
                    360 or more                          .72

and (ii) "Average Stock Price" means the average daily closing bid prices of Common Stock for the five consecutive trading days immediately preceding the date of issuance of the Series 9%

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AA Shares. The closing price for each trading day shall be determined as provided in the last sentence of Section 3.2.

     4.2. Any holder of Series 9% AA Shares (an "Eligible Holder") may convert up to 100% of his holdings of Series 9% AA Shares at any time 41 days or more after completion of the "offshore offering" (as such term is defined by Regulation S promulgated under the Securities Act of 1933, as amended) in which the Eligible Holder's Series 9% AA Shares were issued.

     4.3. The conversion right granted by Section 4.2 hereof may be exercised only by an Eligible Holder of Series 9% AA Shares, in whole or in part, by the surrender of the shares certificate or shares certificates representing the Series 9% AA Shares to be converted at the principal office of the Corporation (or at such other place as the Corporation may designate in a written notice sent to the holder by first-class mail, postage prepaid, at its address shown on the books of the Corporation) against delivery of that number of whole shares of Common Stock as shall be computed by dividing (1) the aggregate Value of the Series 9% AA Shares so surrendered plus any accrued but unpaid dividends thereon, if any, by (2) the Conversion Price in effect at the time of such surrender. At the time of conversion of Series 9% AA Shares, the Corporation shall pay in cash to the holder thereof an amount equal to all unpaid dividends, if any, accrued thereon to the date of conversion, or, at the Corporation's option, issue that number of whole shares of Common Stock that is equal to the product of dividing the amount of such unpaid dividends (whether or not declared by the Board) by the Average Stock Price. Each stock certificate surrendered for conversion shall be endorsed by its holder. In the event of any exercise of the conversion right of the Series 9% AA Shares granted herein (i) share certificates representing the Conversion Shares shall be delivered to such holder forthwith, and (ii) unless the holder's Series 9% AA Shares have been fully converted, a new share certificate representing the Series 9% AA Shares not so converted, if any, shall also be delivered to such holder forthwith. The share certificates representing the Conversion Shares shall be dated the date of such surrender and the holder making such surrender shall be deemed for all purposes to be the holder of the Conversion Shares as of the date of such surrender.

     4.4. All Conversion Shares will, upon issuance, be duly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof. At all times that any Series 9% AA Shares are outstanding, the Corporation shall have authorized, and shall have reserved for the purpose of issuance upon such conversion, a sufficient number of shares of Common Stock to provide for the conversion into Common Stock of all Series 9% AA Shares then outstanding at the then effective Conversion Price. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of the Series 9% AA Shares shall be proportionately increased.

     4.5. The number of Conversion Shares and the Conversion Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

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          4.5.1     Change of Designation of the Common Stock or the rights,
          privileges, restrictions and conditions in respect of the Common Stock or division of the Common Stock into Series. In the case of any amendment to the Articles to change the designation of the Common Stock or the rights, privileges, restrictions or conditions in respect of the Common Stock or division of the Common Stock into series, the rights of the holders of the Series 9% AA Shares shall be adjusted so as to provide that upon conversion thereof the holder of the Series 9% AA Shares being converted shall procure, in lieu of each Conversion Share theretofore issuable, the kind and amount of shares, other securities, money and property receivable upon such designation, change or division by the holder of one Conversion Share had conversion occurred immediately prior to such designation, change or division. The Series 9% AA Shares shall be deemed thereafter to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Part 4. The provisions of this subsection 4.5.1. shall apply in the same manner to successive reclassifications, changes, consolidations and mergers.

          4.5.2. If the Corporation, at any time while any of the Series 9% AA Shares are outstanding, shall amend the Articles so as to change the Common Stock into a different number of shares, (1) the Conversion Price shall be proportionately reduced, in case of such change increasing the number of Conversion Shares, as of the effective date of such increase, or if the Corporation shall take a record of holders of its Common Stock for the purpose of such increase, as of such record date, whichever is earlier, or (2) the Conversion Price shall be proportionately increased, in the case of such change decreasing the number of Conversion Shares as of the effective date of such decrease or, if the Corporation shall take a record of holders of its Common Stock for the purpose of such decrease, as of such record date, whichever is earlier.

          4.5.3. If the Corporation, at any time while any of the Series 9% AA Shares are outstanding, shall pay a dividend payable in shares of Common Stock, the Conversion Price shall be adjusted, as of the date the Corporation shall take a record of the holders of its Common Stock for the purpose of receiving such dividend (or if no such record is taken, as of the date of payment of such dividend), to that price determined by multiplying the Conversion Price therefor in effect by a fraction (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend, and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend, plus in the event that the Corporation paid cash for fractional shares, the number of additional shares which would have been outstanding had the Corporation issued fractional shares in connection with said dividend.

                                        5

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     4.6. Whenever the Conversion Price shall be adjusted pursuant to Section
4.5 hereof, the Corporation shall make a certificate signed by its Chairman, President, or a Vice President and by its Treasurer, Assistant Treasurer, Secretary or Assistant Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors made any determination hereunder), and the Conversion Price after giving effect to such adjustment, and shall cause copies of such certificates to be mailed (by first-class mail, postage prepaid) to each holder of Series 9% AA Shares at its address shown on the books of the Corporation.
The Corporation shall make such certificate and mail it to each such holder promptly after each adjustment.

     4.7. No fractional shares of Common Stock shall be issued in connection with any conversion of Series 9% AA Shares, but in lieu of such fractional shares, the Corporation shall make a cash payment therefor equal in amount to the product of the applicable fraction multiplied by the Conversion Price then in effect.

     4.8. No Series 9% AA Shares which have been converted into Common Stock shall be reissued by the Corporation, PROVIDED, HOWEVER, that each such share, after being retired and canceled, shall be restored to the status of an authorized but unissued Preference Share without designation as to series and may thereafter be issued as a Preference Share not designated a Series 9% AA Share.

PART 5 - PARITY WITH OTHER SERIES OF PREFERENCE SHARES

     If any cumulative dividends or accounts payable or return of capital in respect to Series 9% AA Shares are not paid in full, the owners of all series of Preference Shares shall participate rateably in respect of accumulated dividends and return of capital.

PART 6 - AMENDMENT

     In addition to any requirement for a series vote pursuant to the BCL in respect of any amendment to the rights, privileges, restrictions and conditions attaching to the Series 9% AA Shares, the rights, privileges, restrictions and conditions attaching to the Series 9% AA Shares may be amended only if the Corporation has obtained the affirmative vote at a duly called and held meeting of holders of the Series 9% AA Shares or written consent by the holders of a majority of the Series 9% AA Shares then outstanding.

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